Exhibit 99.1

         President, CEO, CFO and Treasurer Remarks

Thank you very much Paul.

Thank you everyone for joining us today.

Despite the economic headwinds that adversely affected the publicly traded commercial office market over recent years, our stated goals remain unchanged - sell the properties at post entitled values and make liquidating distributions as soon as possible.

In response to feedback we received in our shareholder outreach program last year, we made significant corporate governance and compensation enhancements including the addition of Jan Loeb as a director, amendments to the Retention Bonus Plan and the exchange by directors of retention bonus plan benefits for restricted stock, all of which increased alignment with shareholders and in the aggregate increased the proforma June 2023 NAV by over $1 per share ($20.14 to $21.25).

Before going further, I sincerely want to thank our team of employees, directors and advisors for their relentless focus on the mission of maximizing future distributions to our shareholders while simultaneously deferring much of their director and advisory fees.

What has happened since our last Annual Meeting?

Since last year, we completed a Rights Offering which was over 65% oversubscribed and resulted in net proceeds of approximately $4.4 million, a fiscally responsible move that enables us to defend the Article 78 proceeding and negotiate with purchasers from a position of strength.

In addition, we retained JLL Capital Markets to market our Flowerfield and Cortlandt Manor properties. The JLL team is led by the head of their capital markets division for the tri state area which we believe will result in a more value enhancing approach to the sales process. We hope to be announcing transactions relatively soon as a result of this process and then proceeding to closings and distributions to our shareholders.

The success of the sales efforts is heavily contingent on the entitlements.

In March 2023, the Cortlandt Town Board adopted a Medical Oriented District with our property receiving the medical oriented district designation from the Town Board and entitlements for up to 150,000 square feet of medical office and 4,000 square feet of retail use. The property is now positioned for sale at post entitled values. The market for medical office properties has significantly changed following the pandemic. These changes along with the economic headwinds (higher interest rates, sticky inflation on construction costs and continued political attention to rising medical costs) has exacerbated an already challenging development opportunity in Cortlandt.

Moving on to Smithtown

In February 2024, the Court issued its decision regarding our motion for dismissal of the Article 78 proceeding challenging the Town of Smithtown’s granting of our application for preliminary approval to divide the Flowerfield property. The court denied the motions in part and granted them in part. Following the decision, the parties have submitted briefs on the merits of the remaining petitioners’ contentions and are awaiting the court’s decision.

Let us now pivot toward our operations and financial update.

For the first six months of 2024, our costs in excess of operating receipts (excluding land development costs) were approximately $575,000, approximately $580,000 less than the first six months of 2023. Approximately 84% of the reduction in costs are related to the shareholder activist campaign waged by Star Equity in 2023 which was settled in October of last year, supplemented by cost reductions in 2024.

Our occupancy rate is 82% as of June 2024 versus 85% at December 2022. The degradation in the commercial office market combined with inflation has and is expected to continue to challenge us to increase our occupancy rate and average rate per square foot.

Our second quarter 10-Q reflects an estimated liquidating value of $16.09 per share, a decrease in the proforma NAV per share from $17.45 as of December 2022. The proforma NAV per share decrease of $1.36 per share between year-end 2022 and June 2024 was caused by the timeline extension through December 31, 2025 and the fees associated with the activist fight. While NAV per share decreased, the total, NAV increased by approximately $5 million between year-end 2022 ($30,367,499) and June 2024 ($35,387,309) which was mainly attributable to $4.4 million in net proceeds from the Rights Offering.

Prior to 2022, we anticipated the need for capital through 2024 and locked into three term loans at fixed rates ranging from 3.75% to 3.85% with maturity dates in 2027 and 2028. As a result of those steps, Gyrodyne’s debt service was largely unaffected by the Federal Reserve Interest Rate increases over the last three years. The total principal of the loans outstanding on June 30, 2024 was $11.3 million. The annual debt service is approximately $1 million ($300,000 of which is principal) which contributes to our forecasted annual burn rate, excluding land development and Article 78 related litigation expenses of $1.3 million.

Let us now discuss our sales and marketing efforts.

Our entitlement applications continue to generate interest among potential buyers, despite the Article 78 Proceeding, inflation, volatile interest rates and the banking crisis in the first quarter of 2023. We will of course make prompt public disclosure of any definitive agreements we may reach.

In summary, although there cannot be assurances and the process is largely impacted by local officials over whom we have no control, we are hopeful we will receive final entitlements on Flowerfield in late 2024. We are actively marketing both Flowerfield and Cortlandt Manor with the goal of entering into sales agreements at post entitled values. The ultimate value realized is therefore largely dependent on the success of the post pandemic economic recovery, inflation, the stabilization of interest rates, and the speed at which the courts operate and the municipalities act.

Finally, while we still believe final entitlements and subsequent sales of individual properties will maximize distributions to shareholders, we remain open to offers for the properties as is and where is and or for sale of the Company itself.

I thank you very much for your anticipated continuing support.